ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-269159

Dell International L.L.C.

and

EMC Corporation,

as Co-Issuers

PRICING TERM SHEET

$750,000,000 4.150% Senior Notes due 2029

$1,250,000,000 4.500% Senior Notes due 2031

$1,250,000,000 4.750% Senior Notes due 2032

$1,250,000,000 5.100% Senior Notes due 2036

September 22, 2025

This supplement (this “Pricing Term Sheet”) is qualified in its entirety by reference to the preliminary prospectus supplement dated September 22, 2025 (the “Preliminary Prospectus Supplement”) supplementing the base prospectus dated January 9, 2023 (the “Base Prospectus”) included in the registration statement (File No. 333-269159) filed with the Securities and Exchange Commission (the “SEC”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent inconsistent with the information contained therein. Terms used but not defined in the Pricing Term Sheet will have the meanings assigned in the Preliminary Prospectus Supplement.

Terms Applicable to All Notes

Co-Issuers:	Dell International L.L.C. and EMC Corporation (the “Issuers”)

Aggregate Principal Amount of the Notes:	$4,500,000,000

Notes Ratings (Moody’s / S&P / Fitch):	Baa2 / BBB / BBB*

Trade Date:	September 22, 2025

Settlement Date:

October 6, 2025 (T+10)

The settlement date of October 6, 2025 is the tenth business day following the trade date (such settlement being referred to as “T+10”). Since trades in the secondary market generally settle in one business day, purchasers who wish to trade the Notes (as defined below) on any date prior to the first business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to the first business day before delivery should consult their own advisors.

Distribution:	SEC Registered

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the repurchase date.

Minimum Denominations:	$2,000 and $1,000 increments in excess thereof

Joint Book-Running Managers (in tiered alphabetical order):

Barclays Capital Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

UBS Securities LLC

Co-Managers (in alphabetical order):	BNY Mellon Capital Markets, LLC ING Financial Markets LLC Santander US Capital Markets LLC SMBC Nikko Securities America, Inc. Standard Chartered Bank Truist Securities, Inc.

Co-Syndicate Managers (in alphabetical order):	Academy Securities, Inc. Stern Brothers & Co.

Terms Applicable to the 4.150% Senior Notes due 2029

Title of Securities:	4.150% Senior Notes due 2029 (the “2029 Notes”)

Principal Amount:	$750,000,000

Maturity Date:	February 15, 2029

Issue Price:	99.961% of the principal amount plus accrued interest, if any, from October 6, 2025

Coupon:	4.150%

Yield to Maturity:	4.164%

Gross Proceeds:	$749,707,500

Spread to Benchmark Treasury:	T+58 basis points

Benchmark Treasury:	3.375% UST due September 15, 2028

Benchmark Treasury Price / Yield:	99-13 1⁄4 / 3.584%

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2026

Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Make-whole call @ T+10 bps prior to January 15, 2029 (one month prior to maturity) Par call on or after January 15, 2029 (one month prior to maturity)

CUSIP/ISIN:	24703D BR1 / US24703DBR17

Terms Applicable to the 4.500% Senior Notes due 2031

Title of Securities:	4.500% Senior Notes due 2031 (the “2031 Notes”)

Principal Amount:	$1,250,000,000

Maturity Date:	February 15, 2031

Issue Price:	100.000% of the principal amount plus accrued interest, if any, from October 6, 2025

Coupon:	4.500%

Yield to Maturity:	4.501%

Gross Proceeds:	$1,250,000,000

Spread to Benchmark Treasury:	T+80 basis points

Benchmark Treasury:	3.625% UST due August 31, 2030

Benchmark Treasury Price / Yield:	99-21 / 3.701%

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2026

Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Make-whole call @ T+15 bps prior to January 15, 2031 (one month prior to maturity) Par call on or after January 15, 2031 (one month prior to maturity)

CUSIP/ISIN:	24703D BS9 / US24703DBS99

Terms Applicable to the 4.750% Senior Notes due 2032

Title of Securities:	4.750% Senior Notes due 2032 (the “2032 Notes”)

Principal Amount:	$1,250,000,000

Maturity Date:	October 6, 2032

Issue Price:	99.717% of the principal amount plus accrued interest, if any, from October 6, 2025

Coupon:	4.750%

Yield to Maturity:	4.798%

Gross Proceeds:	$1,246,462,500

Spread to Benchmark Treasury:	T+90 basis points

Benchmark Treasury:	3.875% UST due August 31, 2032

Benchmark Treasury Price / Yield:	99-27+ / 3.898%

Interest Payment Dates:	April 6 and October 6 of each year, commencing April 6, 2026

Record Dates:	March 22 and September 21 of each year

Optional Redemption:	Make-whole call @ T+15 bps prior to August 6, 2032 (two months prior to maturity) Par call on or after August 6, 2032 (two months prior to maturity)

CUSIP/ISIN:	24703D BT7 / US24703DBT72

Terms Applicable to the 5.100% Senior Notes due 2036

Title of Securities:	5.100% Senior Notes due 2036 (the “2036 Notes” and, together with the 2029, the 2031 Notes and the 2032 Notes, the “Notes”)

Principal Amount:	$1,250,000,000

Maturity Date:	February 15, 2036

Issue Price:	99.633% of the principal amount plus accrued interest, if any, from October 6, 2025

Coupon:	5.100%

Yield to Maturity:	5.147%

Gross Proceeds:	$1,245,412,500

Spread to Benchmark Treasury:	T+100 basis points

Benchmark Treasury:	4.250% UST due August 15, 2035

Benchmark Treasury Price / Yield:	100-26+ / 4.147%

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2026

Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Make-whole call @ T+15 bps prior to November 15, 2035 (three months prior to maturity) Par call on or after November 15, 2035 (three months prior to maturity)

CUSIP/ISIN:	24703D BU4 / US24703DBU46

The Issuers have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Barclays Capital Inc., by telephone toll free: 1-888-603-5847, BNP Paribas Securities Corp., by telephone toll free: 1-800-854-5674, BofA Securities, Inc., by telephone toll free: 1-800-294-1322, Citigroup Global Markets Inc., by telephone toll free: 1-800-831-9146, Goldman Sachs & Co. LLC, by telephone toll free: 1-866-471-2526, and Wells Fargo Securities, LLC, by telephone toll free: 1-800-645-3751.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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